UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 28, 2010

Emergent BioSolutions Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2010, Emergent BioSolutions Inc. (the “Company”) entered into a severance agreement (the “Severance Agreement”) with Denise Esposito, the Company’s former Senior Vice President, Legal Affairs and General Counsel. Ms. Esposito’s employment with the Company terminated on March 12, 2010.

Under the Severance Agreement, Ms. Esposito will receive the severance payments and other benefits to which she is entitled under the provisions of the Company’s Severance Plan and Termination Protection Program (the “SPTPP”), which is described in more detail in the Company’s definitive proxy statement for its 2010 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 9, 2010.  Accordingly, the Company has agreed to pay Ms. Esposito the following:

•	$315,016, representing 12 months of her annual base salary;

•	$27,572, representing a pro rata portion of her 2010 target bonus; and

•	$8,362, in lieu of the Company’s 401(k) matching contributions.

One-half of these amounts will be paid on September 13, 2010, with the remaining amounts being paid in six equal monthly installments beginning October 13, 2010.

In addition, Ms. Esposito is entitled to:

•	extended health benefits for her and her eligible dependents for 12 months after her termination of employment; and

•	reimbursement of the premiums for her current level of life insurance coverage for 12 months after her termination of employment.

Ms. Esposito also received $109,634, representing her bonus for 2009, and payment of all earned but unpaid salary and accrued but unused paid time off earned through the termination of her employment.

Also on April 28, 2010, the Company entered into a consulting agreement (the “Consulting Agreement”) with Ms. Esposito, for consulting and litigation support services in connection with the Company’s ongoing litigation with Protein Sciences Corporation. Under the terms of the Consulting Agreement, Ms. Esposito will receive a retainer fee of $6,500, an hourly fee for any services she provides and reimbursement of her out-of-pocket expenses.  The Consulting Agreement has a term of 12 months, subject to early termination or extension of the Consulting Agreement in specified instances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2010	EMERGENT BIOSOLUTIONS INC.
	By:	/s/Jay G. Reilly Jay G. Reilly Acting General Counsel